Exhibit 10.7

At-Will Employment Agreement

This At-Will Employment Agreement (this “Agreement”), effective this 25th day of May, 2010 (the “Effective Date”) is by and between EndoStim, Inc., a Delaware corporation (the “Company”), and Bevil J. Hogg (“Employee”). As of the Effective Date, this Agreement shall supersede and replace that certain Consulting and Non-Competition Agreement, dated September 2, 2009, between the Company and Employee.

1. POSITION. Employee shall serve as the Company’s President, Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”). Employee shall carry out such duties normally and customarily associated with a President and Chief Executive Officer, and as are otherwise assigned to him by the Board. Employee shall report to the Board. Employee’s employment with the Company shall begin as of the Effective Date. Employee agrees to tender his resignation as a member of the Board immediately upon Employee ceasing to be employed by the Company.

2. BASE SALARY. Beginning on the date that the Company’s sub-acute human clinical data validates the potential therapeutic benefit of the Company’s proposed GERD treatment (as determined by the Board in good faith) or such earlier time as determined by the Board (the “Part-time Period”), Employee shall be paid a salary of $10,000 per month as an interim salary for Employee’s part-time services to the Company. The Part-time Period shall cease beginning on the date that the Company is prepared to initiate a chronic GERD study (as determined by the Board in good faith) or such earlier time as determined by the Board (the “Full-time Period”). During the Full-time Period the Company will pay Employee a base salary equivalent to $285,000 per year for Employee’s full time services to the Company. All such salary payments (whether during the Part-time Period or the Full-time Period) shall be subject to applicable withholdings and deductions. Employee shall not receive a salary before commencement of the Full-time Period.

3. INCENTIVE BONUS. At the end of each quarter during the Full-time Period Employee will be eligible for a cash incentive bonus of $25,000 per quarter. Payment of such incentive bonus will be determined by the Board (or duly authorized Compensation Committee of the Board) based upon the Company’s achievement of goals and objectives for such quarter, and shall be shall be made as soon as practicable thereafter, but in no event later than the fifteenth (15th) day of the second (2nd) month following such quarter.

4. SEVERANCE BENEFITS.

4.1 For purposes of this letter agreement, “Cause” shall mean gross misconduct or gross negligence that materially impacts the Company, such as breach of fiduciary duty, dishonesty, theft or commission of a crime involving moral turpitude.

4.2 If Employee’s employment is terminated by the Company without Cause, Employee will be paid a salary continuance equal to Employee’s base salary on the date of termination for the lesser of (i) the period from the date of Employee’s termination of employment until Employee commences employment with a new employer or (ii) the Applicable Period. “Applicable Period” means six (6) months, unless (a) the Company has completed a Series C Preferred Stock financing round or has received an investment from a strategic partner of at least $3 million, in which case “Applicable Period” means twelve (12) months or (b) the Company has experienced a Liquidity Event (as defined below), in which case “Applicable Period” means eighteen (18) months. If Employee’s employment is terminated by the Company with Cause or by the Employee, Employee will be paid his salary through the date of termination.

4.3 A “Liquidity Event” shall be deemed to have occurred if any of the following events shall occur: (i) any person or group directly or indirectly, acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company consummate a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the Company consummates the sale or exclusive license of all or substantially all of its assets to any person or group; (iv) the Company completes an initial public offering of its common stock, $0.001 par value (the “Common Stock”); or (v) the Company consummates the sale or exclusive license of a significant portion of its assets to any person or group and such transaction is followed by a distribution to the Company’s stockholders of a substantial portion of the proceeds therefrom in the form of cash, publicly traded securities or other liquid assets (all as determined in good faith by the Board).

5. RESTRICTED STOCK AGREEMENT.

5.1 Restricted Stock Agreement. On the Effective Date, the Company will issue Employee 400,000 shares of Common Stock, which shall be subject to the terms and conditions of (i) that certain Stockholders Agreement of the Company, by and among the Company and certain holders of the Company’s stock, and (ii) a Restricted Stock Agreement between the Company and Employee in the form attached as Exhibit A to this Agreement.

5.2 Representations. Employee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transaction contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents (including with respect to any 83(b) election(s) that may have been made in connection with the original purchase of the 400,000 shares of Common Stock). Employee understands that he and not the Company shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.3 Options and Other Equity Awards. Future equity awards (including, without limitation, stock options or shares of restricted stock) may be granted conditioned on and subject to the approval of the Board (or duly authorized Compensation Committee of the Board).

6. COMPANY BENEFITS. While employed by the Company during the Full-time Period, Employee shall be entitled to receive the benefit of employment made available by the Company from time to time for which he is eligible. Employee will be entitled to four weeks paid vacation per year. Employee additionally will be provided office space and secretarial services for the normal conduct of the Company’s business. The Company shall reimburse Employee for reasonable business related expenses incurred by Employee, including travel as required from Employee’s place of work, which is in Soquel, California.

7. ATTENTION TO DUTIES; CONFLICT OF INTEREST.

7.1 During the Part-time Period, the Company recognizes that Employee has and will have other responsibilities and obligations to other organizations from time to time and that Employee will not be devoting his full professional time and energy to the Company. Notwithstanding this fact, Employee will devote such time and energy to his position with the Company as reasonably necessary for Employee to fulfill his obligations to the Company, provided that Employee shall not be required to provide services on more than a part-time basis unless he agrees otherwise. Commencing at the start of the Full-time Period, while employed by the Company, Employee shall devote Employee’s full business time, energy and abilities exclusively to the business and interests of the Company, and shall perform all duties and services in a faithful and diligent manner and to the best of Employee’s abilities. During the Full-time Period Employee shall not, without the Company’s prior written consent, render services to others for compensation or engage in any other business activity if such services or business activity would materially interfere with the performance of Employee’s duties under this Agreement.

7.2 Employee represents that Employee has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company. While employed by the Company, Employee shall not invest in any company or business which competes in any manner with the Company, except those companies whose securities are publicly traded, listed on national securities exchange, foreign stock exchange, pink sheets or small cap securities exchanges.

8. CONFIDENTIAL INFORMATION.

8.1 Employee, during Employee’s term of employment and thereafter, agrees to keep secret and confidential, and not to use or disclose (directly or indirectly) to any third parties, any of the Company’s Confidential Information (as defined below).

8.2 Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form and whether or not previously owned by Employee or his affiliates) that comes into Employee’s possession or knowledge (whether before, on, or after the Effective Date) and which was developed for or obtained from the Company, or obtained by Employee for or on behalf of the Company, whether identified as confidential or not (collectively, the “Confidential Information”) is the secret, confidential property of the Company. Notwithstanding the foregoing, Confidential Information of the Company is deemed to include, but is not limited to:

(i)	lists or other identification of customers or licensees or prospective customers or licensees of the Company (and key individuals employed or engaged by such parties);

(ii)	lists or other identification of sources or prospective sources of the Company’s products or technology or components thereof (and key individuals employed or engaged by such parties);

(iii)	financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company’s activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

(iv)	the Company’s relations with its customers, prospective customers, suppliers and prospective suppliers, licensees and prospective licensees and the products or services rendered or licensed to such customers or licensees (or proposed to be rendered to prospective customers or licensees);

(v)	the Company’s relations with its employees and consultants (including, without limitation, salaries, job classifications and skill levels);

(vi)	information relating to the Company’s intellectual property and the development thereof; and

(vii)	any other information known by Employee to be confidential, secret and/or proprietary (including without limitation, information provided by customers, licensors, licensees or suppliers of the Company).

8.3 Employee hereby acknowledges that all Confidential Information is considered confidential by, and is exclusively proprietary to and a valuable trade secret of, the Company and derives independent economic value, actual or potential, to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by the Company except as expressly permitted by the Company in writing.

8.4 Notwithstanding the foregoing, “Confidential Information” shall not include any of the foregoing or other data or information which: (i) has been made available to a third party by the Company or by a third party without an obligation of confidentiality; (ii) is or becomes available in the public domain, other than by Employee in violation of this Agreement; (iii) was approved by the Company, in writing, for release or further disclosure; or (iv) was disclosed to or learned by Employee by or from a third party, either before or after disclosure by the Company and without breach of a known obligation of confidence by the third party.

9. INVENTIONS, ETC.

9.1 Ownership. Employee hereby assigns to the Company all of Employee’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product related to the Field (as such terms are defined in Section 9.5) prepared by Employee, made or conceived in whole or in part by Employee during Employee’s engagement with the Company or within six (6) months thereafter or that relate directly to or involve the use of Confidential Information, and all rights to sue or recover for past infringement thereof. Employee further acknowledges and agrees that all copyrightable Work Product related to the Field and prepared by Employee during Employee’s engagement with the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto.

9.2 Disclosure. Employee will promptly disclose to the Company all Work Product related to the Field developed by Employee during Employee’s engagement with the Company or within six (6) months thereafter, including all inventions, discoveries, improvements and trade secrets related to the Field which are or have been made or conceived by Employee, individually or jointly with others, during his engagement by the Company and within six (6) months thereafter, or during Employee’s prior period(s) of engagement with the Company, if any, and which relate to, result from, or arise in any way out of any work done for the Company or any information or assistance provided by the Company. All such Work Product related to the Field is and shall forthwith become the property of the Company, whether or not patentable or copyrightable. During Employee’s term of employment and thereafter, Employee will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company title to such Work Product related to the Field, or to confirm the Company’s title therein, or in order to enable the Company to obtain and enforce United States and foreign letters patent, trademarks and copyrights thereon. Employee will perform his obligations under this Section 9 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If Employee refuses, following ten (10) days’ prior written notice from the Company, or is unable due to disability or incapacity, to execute any such documents relating to Work Product related to the Field, Employee hereby appoints each officer and director of the Company to be his attorney-in-fact to so execute such documents on behalf of Employee. This shall be a durable power of attorney, the authority of which shall not terminate if Employee becomes disabled or incapacitated. If Employee is unable due to death to execute any such documents relating to Work Product, Employee covenants and agrees that his heirs, successors, estate and personal representative are hereby authorized and directed to execute such documents on behalf of Employee, and upon the failure of such heirs, successors, estate and personal representative to execute such documents, Employee does hereby authorize each officer and director of the Company to so execute such documents on behalf of Employee’s heirs, successors, estate and personal representative. Notwithstanding anything contained in any other durable Power of Attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company.

9.3 Preexisting Work Product Not Assigned. Employee has specified on the signature page hereto all preexisting Work Product that was created by Employee prior to Employee’s engagement by the Company in which Employee has any right, title, or interest and that is not being assigned to the Company hereby. If no such specification is made on the signature page, or if Employee writes “none” or similar designation thereon, Employee shall be conclusively deemed not to have any such Work Product, and all Work Product shall be property of the Company hereunder.

9.4 Original Development. Employee represents and warrants to the Company that all work that Employee performs for or has performed for the Company, and all Work Product related to the Field that Employee produces or has produced, will not knowingly infringe upon or violate and has not knowingly infringed upon or violated any patent, copyright, trade secret, or other property right of any of Employee’s former employers or of any other third party. Employee has not and will not disclose to the Company, and has not and will not use in any of Employee’s Work Product related to the Field, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

9.5 Definitions. For purposes of this Agreement, (i) the term “Work Product” means all intellectual property, patents, trademarks, copyrights and trade secrets, and any applications therefor, literary works, software, documentation, memoranda, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, processes, algorithms, and so forth; and (ii) the term “Field” means (A) the treatment or therapy of gastroesophageal reflux or gastroesophageal reflux diseases and all esophageal and extraesophageal conditions caused by gastroesophageal reflux or gastroesophageal reflux disease and/or obesity using electrostimulation in the stomach alone or in combination with the esophagus, (B) the treatment or therapy of any condition or indication using electrostimulation in the esophagus, (C) the treatment of urinary incontinence using electrostimulation, and (D) any other medical device or treatment method as may be developed by the Company from time to time during Employee’s employment with the Company.

9.6 Acknowledgements. Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section 9. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

10. NON-COMPETITION AGREEMENT.

10.1 Employee agrees that, during the “Restricted Period” (as defined below), Employee will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly:

(i)	carry on any business or become involved in any business activity anywhere in the world as it relates to the Field (the “Business”) or the Confidential Information; provided, however, that the foregoing shall not prohibit Employee from owning 5% or less of the outstanding equity securities of a publicly traded entity; or

(ii)	hire, or assist anyone else to hire, any employee or consultant of the Company who is at that time employed or engaged by the Company, or was employed or engaged by the Company at any time during the six (6) months prior to the termination of Employee’s engagement with the Company, or seek to persuade, or assist anyone else to seek to persuade, any such employee or consultant of the Company to discontinue their employment or engagement with the Company; or

(iii)	induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company, or disclose to anyone else the name and/or requirements of any such customer.

10.2 For purposes of this Section 10, the term “Restricted Period” shall mean (i) Employee’s term of employment plus (ii) a period of three (3) years following termination of this Agreement if terminated voluntarily by Employee or by the Company for Cause. If the Company terminates this Agreement without Cause, then the Restricted Period shall end on the date of such termination. Nothing in this Section 10 shall prevent Employee from performing Employee’s duties and responsibilities for the Company.

10.3 Employee recognizes the broad territorial scope of the covenants above, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Company operates and plans to operate, (iii) the confidential, proprietary and trade secret information to which Employee has or is likely to have access, (iv) the fact that a business which competes with the Company in the Business could benefit greatly if it were to obtain the Confidential Information of the Company, (v) the legitimate interests of the Company in protecting its Confidential Information, goodwill and relationships, (vi) the limited duration of the restrictions set forth in this Section 10, (vii) the valuable confidential, proprietary and/or trade secret information which the Company possesses, and (viii) Employee’s past and anticipated future involvement in developing and maintaining the Confidential Information of the Company and in developing, maintaining and fostering the Company’s customer relationships and the goodwill associated therewith and with the products and services of the Company.

10.4 Employee expressly agrees that the covenants set forth in this Section 10 are reasonable in light of the scope of the Business conducted and to be conducted by the Company. The parties hereto agree that each such covenant shall be deemed to be a separate, distinct and divisible covenant if and to the extent necessary to permit the enforcement of any such covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce any of the foregoing covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that any such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, such time limitation shall be deemed reduced to the extent necessary to permit enforcement of any such covenant. If any court or tribunal of competent jurisdiction shall refuse to enforce any of the foregoing covenants because they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that any such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed reduced to the extent necessary to permit enforcement of any such covenant.

10.5 Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief prohibiting Employee from violating such covenants.

11. AT-WILL EMPLOYER. The Company is an “at-will” employer. This means that the Company may terminate Employee’s employment at any time, with or without cause and without notice, and that Employee may terminate Employee’s employment at any time, with or without cause and without notice. The Company makes no promise that Employee’s employment will continue for a set period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter Employee’s status as an “at-will” Employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change Employee’s status as an “at-will” Employee. The “at-will” nature of the employment relationship with Employee can only be altered by a written resolution signed by all the directors of the Company. No position within the Company is considered permanent.

12. BINDING ARBITRATION.

12.1 Any dispute, claim or controversy relating to discrimination of any nature, including, without limitation, age, sex, race, religion or national origin between employee and the Company (“Discrimination Claims”) shall be settled exclusively by arbitration pursuant to the provisions of this Section 12.

12.2 Employee and the Company each waive their federal and state constitutional rights to have Discrimination Claims determined by a jury. Instead of a jury trial, an arbitrator shall be chosen by the Company and Employee. Arbitration is preferred because, among other reasons, it is quicker, less expensive and less formal than litigation in court.

12.3 The arbitrator shall not have the authority to alter, amend, modify, add to or eliminate any condition or provision of this Agreement, including, but not limited to, the “at-will” nature of the employment relationship. The arbitration shall be held in St. Louis County, Missouri and shall be conducted in accordance with the rules of the Center for Dispute Resolution. The award of the arbitrator shall be final and binding on the parties. Judgment upon the arbitrator’s award may be entered in any court, state or federal, having jurisdiction over the parties. If a written request for arbitration is not made within six months of the date of the alleged wrong or violation, all remedies regarding such alleged wrong or violation shall be waived.

12.4 Should any court determine that any provision(s) of this Agreement to arbitrate is void or invalid, the parties specifically intend every other provision of this Agreement to arbitrate to remain enforceable and intact. The parties explicitly and definitely prefer arbitration to recourse to the courts, for the reasons described above, and have prescribed arbitration as their sole and exclusive method of dispute resolution.

13. NO INCONSISTENT OBLIGATIONS. Employee represents that Employee is not aware of any obligations, legal or otherwise, inconsistent with the terms of this Agreement or Employee’s undertakings under this Agreement.

14. MISCELLANEOUS.

14.1 No promises or changes in Employee’s status as an employee of the Company or any of the terms and conditions of this Agreement can be made unless they are duly authorized by the Board (including any duly authorized committee thereof), with Employee abstaining from the vote. This Agreement and the terms and conditions described in it cannot be changed orally or by any conduct of either Employee or the Company or any course of dealings between Employee, or another person and the Company.

14.2 Unless otherwise agreed upon in writing by the parties, Employee, after termination of any employment, shall not seek nor accept employment with the Company in the future and the Company is entitled to reject without cause any application for employment with the Company made by Employee, and not hire Employee. Employee agrees that Employee shall have no cause of action against the Company arising out of any such rejection.

14.3 This Agreement and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of America and the State of Missouri and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in St. Louis County, Missouri.

14.4 If any term or condition, or any part of a term or condition, of this Agreement shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other terms or conditions of this Agreement, which shall remain in full force and effect.

14.5 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of or any acquiescence in or to such provision.

14.6 The parties to this Agreement represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys or representatives regarding the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. This Agreement shall be construed as if each party was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. The captions to this Agreement and its sections, subsections, tables and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection, table or exhibit.

Signature page follows.

Employee and the Company have executed this Agreement and agree to enter into and be bound by the provisions hereof as of the Effective Date.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ENDOSTIM, INC.

By:	/s/ Raul E. Perez
Raul E. Perez
Chairman of the Board
on behalf of the Board of Directors

EMPLOYEE

/s/ Bevil J. Hogg
Bevil J. Hogg

Preexisting Work Product (pursuant to Section 9.3): NONE

AMENDMENT TO

AT-WILL EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AT-WILL EMPLOYMENT AGREEMENT (this “Amendment”) by and between EndoStim, Inc., a Delaware corporation (the “Company” or “EndoStim”), and Bevil J. Hogg (“Employee”) is made and entered into as of the 26th day of September, 2014, but effective as of and contingent upon the closing of the initial public offering of shares of the Company’s common stock (the “Effective Date”), as approved by the Board of Directors or a pricing committee thereof (the “IPO”).

WITNESSETH:

WHEREAS, the Company and Employee have previously entered into that certain At-Will Employment Agreement dated as of May 25, 2010 (the “Existing Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Existing Employment Agreement;

WHEREAS, Section 2 of the Existing Employment Agreement provides for a certain base salary to be paid to Employee during the period of his employment;

WHEREAS, Section 3 of the Existing Employment Agreement provides Employee is eligible for certain incentive bonuses during the period of his employment;

WHEREAS, Section 5 of the Existing Employment Agreement provides for the grant to Employee of (i) 400,000 shares of restricted stock, which are subject to the restrictions set forth in a Restricted Stock Agreement dated May 25, 2010 (as amended, the “Restricted Stock Agreement”) and (ii) other options and equity awards during the period of his employment;

WHEREAS, the Compensation Committee has approved an amendment to such provisions and has authorized and directed the Company to enter into this Amendment to reflect such revisions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

1. Amendment of Section 2. Section 2 of the Existing Employment Agreement is amended to read in its entirety as follows:

“2. BASE SALARY. Commencing on the Effective Date and continuing until the termination of Employee’s employment with the Company, the Company shall pay Employee as compensation for Employee’s services an annual base salary of $350,000.00 (“Base Salary”), payable in accordance with the Company’s usual payment practices. Employee’s Base Salary shall be eligible for review annually consistent with the Company’s practice. All such payments of Base Salary shall be subject to applicable withholdings and deductions.”

2. Amendment of Section 3. Section 3 of the Existing Employment Agreement is amended to read in its entirety as follows:

“3. INCENTIVE BONUS. Commencing on the Effective Date and continuing until the termination of Employee’s employment with the Company, in addition to the Base Salary, Employee shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, performance bonuses of up to $200,000 per year, consisting of (i) an annual cash performance bonus of $100,000 (an “Annual Bonus”) per fiscal year and (ii) quarterly cash incentive bonuses (“Quarterly Bonuses”, and together with the “Annual Bonus”, the “Incentive Bonuses”) of $25,000 per fiscal quarter. Payment of such Incentive Bonuses will be determined by the Board (or duly authorized Compensation Committee of the Board) based upon the Company’s achievement of goals and objectives for such fiscal year or quarter, as the case may be, and shall be made as soon as practicable thereafter, but in no event later than the fifteenth (15th) day of the second (2nd) month following such quarter. Employee’s Incentive Bonuses shall be eligible for review annually consistent with the Company’s practice. The initial Annual Bonus shall be prorated for fiscal year 2014 for the period from the Effective Date through December 31, 2014.”

3. Amendment of Section 5. Section 5 of the Existing Employment Agreement is amended to add a new Section 5.4 at the end thereof, to read as follows:

“5.4 Amendment to Restricted Stock Award Upon IPO. The Company shall modify, waive or amend the Restricted Stock Agreement to provide for the following: (i) effective as of the Effective Date, the Purchase Option in the Restricted Stock Agreement shall be waived such that all shares subject to the Restricted Stock Agreement shall no longer be subject thereto and (ii) effective as of 180 days following the Effective Date, the transfer restrictions in Section 4 thereof shall be waived, provided that Employee shall have entered enter into and not terminated any lock-up or other market stand-off agreement reasonably requested by the underwriters in the IPO.

5.5 Additional Equity Award Upon IPO. Effective as of the Effective Date, and subject to adoption by the Board and approval by the Company’s stockholders of the Company’s 2014 Stock Incentive Plan as described in the Company’s current registration statement (the “Incentive Plan”), the Company shall grant to Employee options (“Options”) to purchase 350,000 shares of Company’s common stock (the “Common Stock”) (as adjusted to give effect to any reverse stock split effected in connection with the IPO), as determined in the discretion of the compensation committee of the Board of Directors. The exercise price shall be equal to the Fair Market Value as set forth in the Incentive Plan, which is equal to the per share price to the public in connection with the IPO (or such other price as may be required by applicable law). The awards shall vest over a four-year period, with 25% vesting on the one-year anniversary of the Effective Date and then an additional 1/48th of the entire award per month thereafter. Consistent with the foregoing, the terms and conditions of the Option shall be set forth in an award agreement (the “Award Agreement”) to be entered into by the Company and the Employee in the form adopted by the Board or the compensation committee of the Company, as applicable, in conjunction with the adoption of the Incentive Plan. The Incentive Plan and Award Agreement shall govern the Options.”

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4. All other terms and provisions of the Existing Employment Agreement, as heretofore amended, shall remain unchanged and in full force and effect. This Amendment shall be deemed to supersede anything to the contrary contained in the Existing Employment Agreement.

5. This Amendment shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to its conflict of law rules. The parties agree that exclusive venue and jurisdiction for any action brought under this Amendment shall lie in the County of St. Louis, Missouri.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ENDOSTIM, INC.

By:	/s/ Douglas D. French
Name:	Douglas D. French
Title:	Chairman of the Board

EMPLOYEE

/s/ Bevil J. Hogg Bevil J. Hogg

[Signature Page to Amendment to At-Will Employment Agreement]